Free Writing Prospectus pursuant to Rule 433 dated June 29, 2021

Registration Statement No. 333-253421

$1,925,000 Market Linked Securities — Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF due January 6, 2028

OVERVIEW

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not bear interest or repay a fixed amount of principal at maturity. The amount that you will be paid on your securities on the stated maturity date (January 6, 2028) is based on the performance of the lowest performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF (ETF) as measured from the pricing date (June 29, 2021) to and including the determination date (December 29, 2027).

The return on your securities is linked, in part, to the performance of the ETF, and not to that of the MSCI EAFE Index (underlying index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its underlying index. The performance of the ETF may significantly diverge from that of its underlying index.

If the final underlier value of each underlier on the determination date is greater than its initial underlier value (4,291.80 with respect to the S&P 500® Index, 4,107.51 with respect to the EURO STOXX 50® Index and $79.49 with respect to the iShares® MSCI EAFE ETF), the return on your securities will be positive and will equal the participation rate of 238% times the underlier return of the lowest performing underlier.

If the final underlier value of any underlier is equal to or less than its initial underlier value, but the final underlier value of each underlier is greater than or equal to 70% of its initial underlier value, you will receive the face amount of your securities. If the final underlier value of any underlier is less than 70% of its initial underlier value, the return on your securities will be negative and will equal the lowest performing underlier return. In this case, you will receive less than 70% of the face amount and have 1-to-1 downside exposure to the decline in the final underlier value of the lowest performing underlier from its initial underlier value. You could lose your entire investment in the securities.

You should read the accompanying prospectus supplement no. 2,815 dated June 29, 2021, which we refer to herein as the accompanying prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers (each individually, an underlier):	the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”) and the iShares® MSCI EAFE ETF (current Bloomberg symbol: “EFA UP Equity”)
Underlying index:	with respect to the iShares® MSCI EAFE ETF, the MSCI EAFE Index
Pricing date:	June 29, 2021
Issue date:	July 2, 2021
Determination date:	December 29, 2027
Stated maturity date:	January 6, 2028
Initial underlier value:	4,291.80 with respect to the S&P 500® Index, 4,107.51 with respect to the EURO STOXX 50® Index and $79.49 with respect to the iShares® MSCI EAFE ETF
Final underlier value:	with respect to an underlier, the closing value of such underlier on the determination date
Participation rate:	238%
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier value minus its initial underlier value divided by (ii) its initial underlier value, expressed as a percentage
Lowest performing underlier return:	the underlier return of the lowest performing underlier
Lowest performing underlier:	the underlier with the lowest underlier return
Threshold value:	for each underlier, 70% of its initial underlier value
Payment amount at maturity (for each $1,000 face amount of your securities)

•if the underlier return of each underlier is greater than 0% (the final underlier value of each underlier is greater than its initial underlier value), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the lowest performing underlier return;

●  if the underlier return of any underlier is equal to or less than 0%, but the underlier return of each underlier is greater than or equal to -30% (the final underlier value of any underlier is equal to or less than its initial underlier value but the final underlier value of each underlier is greater than or equal to 70% of its initial underlier value), $1,000; or

●  if the underlier return of any underlier is less than -30% (the final underlier value of any underlier is less than 70% of its initial underlier value), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lowest performing underlier return

Underwriting discount:

3.82% of the face amount; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of 3.82% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.50% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the underwriting discount a distribution expense fee of 0.12% for each $1,000 face amount of a security WFA sells. In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.1% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP/ISIN:	40057HL32 / US40057HL327

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $885 per $1,000 face amount. See the accompanying prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Hypothetical Payment Amount at Maturity

Hypothetical Cash Settlement Amount as % of Face Amount
300%
250%
200%
150%
100%
50%
0%
Security Performance
Underlier Performance
0%
50%
70%
100%
150%
200%
Hypothetical Final Underlier Value of the Lowest Performing Underlier as % of Initial Underlier Value

Hypothetical Final Underlier Value of the Lowest Performing Underlier (as Percentage of Initial Underlier Value)	Hypothetical Payment Amount at Maturity (as Percentage of Face Amount)	Hypothetical Payment Amount at Maturity ($)
175.000%	278.500%	$2,785.00
150.000%	219.000%	$2,190.00
125.000%	159.500%	$1,595.00
110.000%	123.800%	$1,238.00
100.000%	100.000%	$1,000.00
95.000%	100.000%	$1,000.00
90.000%	100.000%	$1,000.00
85.000%	100.000%	$1,000.00
70.000%	100.000%	$1,000.00
69.999%	69.999%	$699.99
75.000%	75.000%	$750.00
50.000%	50.000%	$500.00
25.000%	25.000%	$250.00
0.000%	0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Determining Payment Amount at Maturity

Is the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 21, product summary supplement and prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 21, product summary supplement and prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 21, product summary supplement and prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Prospectus supplement no 2,815 dated June 29, 2021
●	Market linked securities with upside participation and contingent downside linked to the lowest performing underlying product summary supplement dated June 22, 2021 (the “product summary supplement”)
●	Underlier supplement no. 21 dated June 24, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying prospectus supplement, accompanying underlier supplement no. 21, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 21, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Securities Is Not Linked to the Values of the Underliers at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Securities
▪

Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier

▪

A Lower Threshold Value May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Values of the Underliers and, Potentially, a Significant Loss at Maturity

▪	The Cash Settlement Amount Will Be Based Solely on the Lowest Performing Underlier
▪	The Return on Your Securities May Change Significantly Despite Only a Small Change in the Value of the Lowest Performing Underlier
▪	Your Securities Do Not Bear Interest
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the ETF or Any Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Underlier Stock
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Values of the Underliers Change, the Market Value of Your Securities May Not Change in the Same Manner
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsors, the ETF Investment Advisor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the S&P 500® Index

▪	Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the Parent Company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Index, There Is No

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us or WFS

Additional Risks Related to the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF

▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Additional Risks Related to the iShares® MSCI EAFE ETF

▪	Anti-dilution Adjustments Relating to the Shares of the iShares® MSCI EAFE ETF Do Not Address Every Event That Could Affect Such Shares
▪

The Policies of the iShares® MSCI EAFE ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, MSCI, Could Affect the Amount Payable on Your Securities and Their Market Value

▪	Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪

There is No Assurance That an Active Trading Market Will Continue for the iShares® MSCI EAFE ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® MSCI EAFE ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪	The iShares® MSCI EAFE ETF and its Underlying Index are Different and the Performance of the iShares® MSCI EAFE ETF May Not Correlate With the Performance of its Underlying Index

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 21:

Risks Relating to Securities Linked to Underliers

▪	Past Performance is No Guide to Future Performance
▪

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Securities are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪	Even Though Currencies Trade Around-The-Clock, Your Securities Will Not
▪

If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Additional Risks Relating to Securities Linked to Underliers that are Exchange-Traded Funds

▪	If Your Securities are Linked to an Exchange-Traded Fund, You Will Have Limited Anti-dilution Protection
▪	The Value of the Shares of an Underlier that is a Passively-Managed Exchange-Traded Fund May Not Track the Level of the Index Underlying the Exchange-Traded Fund
▪

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, an Exchange-Traded Fund to Which Your Securities Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	Investors in Indexed Notes Could Lose Their Investment
▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.